Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 O: (650) 493-9300 F: (650) 493-6811

August 9, 2023

Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Infinera Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on August 9, 2023 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to the sale by certain selling securityholders (the “Selling Securityholders”) named in the Registration Statement from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act of (i) up to $100,000,000 in aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2028 (the “Notes”), issued by the Company to the Selling Securityholders under the Indenture, dated August 8, 2022 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee; and (ii) any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and together with the Notes, the “Securities”), issuable upon conversion of the Notes. The Securities are to be sold from time to time by the Selling Securityholders in any manner described in the Registration Statement.

The Company has requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the Indenture; and the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the shares of Common Stock, if issued upon conversion of the Notes, will be issued in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

AUSTIN        BEIJING        BOSTON         BOULDER        BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO

SALT LAKE CITY        SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

Infinera Corporation

August 9, 2023

We express no opinion herein as to the laws of any state or jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on the foregoing, we are of the opinion that:

1.

The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

2.

The Common Stock has been duly authorized, and if issued upon the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation